Exhibit 99.1

For Immediate Release

Editorial Contacts:

Joe Greenhalgh, Vice President, Investor Relations — USA (510) 713-4430

Nancy Morrison, Vice President, Corporate Communications — USA (510) 713-4948

Laura Scorza, Sr. Public Relations Manager — Europe +41-(0) 21-863-5336

Logitech Announces Second Quarter Results for FY 2012

FREMONT, Calif. — Oct. 26, 2011 and MORGES, Switzerland, Oct. 27, 2011 — Logitech International (SIX: LOGN) (Nasdaq: LOGI) today announced financial results for the second quarter of Fiscal Year 2012.

Sales for Q2 FY 2012 were $589 million, up 1 percent from $582 million in Q2 FY 2011. Excluding the favorable impact of exchange rate changes, sales declined by 2 percent year over year. Operating income was $23 million compared to $51 million in the same quarter a year ago. Net income for Q2 FY 2012 was $17 million ($0.10 per share) compared to net income of $41 million ($0.23 per share) in Q2 of FY 2011. Gross margin for the quarter was 33.7 percent, down from 37.3 percent one year ago.

Logitech’s retail sales for Q2 FY 2012 increased by 2 percent, with an increase in Asia of 22 percent, and a decrease in the Americas and EMEA of 1 percent. OEM sales decreased by 17 percent. Sales for the LifeSize division grew 19 percent.

“Our Q2 results are consistent with our expectations and the full-year outlook we presented on September 22,” said Guerrino De Luca, Logitech chairman of the board and acting president and chief executive officer. “As we focus on reinvigorating our product offerings and executing in sales and marketing, we expect our initiatives will begin to contribute to improved performance as we move through the second half of FY 2012.”

Share Repurchase Program

Logitech has applied for an amendment of its $250 million buyback program to enable the future repurchase of shares for cancellation. The amendment is subject to the approval of the Swiss regulatory authorities. The Company has approximately $177 million remaining under the program after repurchasing approximately 7.6 million shares for a total of $73 million during Q2 FY 2012.

Outlook

For Fiscal Year 2012, ending March 31, 2012, the Company continues to expect sales of approximately $2.4 billion and operating income of approximately $90 million. The gross margin for the full year, which factors in the very low margin previously reported for Q1, is estimated to reach approximately 33 percent. Gross margin in both Q3 and Q4 is expected to be well above the full year average.

Prepared Remarks Available Online

Logitech has made its prepared written remarks for the financial results teleconference available online on the Logitech corporate Web site at http://ir.logitech.com. The remarks are posted in the Calendar section on the Investor home page.

Financial Results Teleconference and Webcast

Logitech will hold a financial results teleconference to discuss the results for Q2 and the Company’s outlook on Thursday, Oct. 27, 2011 at 8:30 a.m. Eastern Daylight Time and 14:30 Central European Summer Time. A live webcast of the call will be available on the Logitech corporate website at http://ir.logitech.com.

About Logitech

Logitech is a world leader in products that connect people to the digital experiences they care about. Spanning multiple computing, communication and entertainment platforms, Logitech’s combined hardware and software enable or enhance digital navigation, music and video entertainment, gaming, social networking, audio and video communication over the Internet, video security and home-entertainment control. Founded in 1981, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI).

# # #

This press release contains forward-looking statements, including the statements regarding anticipated sales, operating income and gross margin for FY 2012, gross margin for the second half of FY 2012, and the impact of our product offering and sales and marketing initiatives on future performance. The forward-looking statements in this release involve risks and uncertainties that could cause Logitech’s actual results to differ materially from that anticipated in these forward-looking statements. Factors that could cause actual results to differ materially include: the demand of our customers and our consumers for our products and our ability to accurately forecast it; if our investment prioritization decisions do not result in the sales or profitability growth we expect, or when we expect it; the effect of pricing, product, marketing and other initiatives by our competitors, and our reaction to them, on our sales, gross margins and profitability; the sales mix among our lower- and higher-margin products and our geographic sales mix; if our product offerings and marketing activities do not result in the sales and profitability growth we expect, or when we expect it; if we fail to take advantage of trends in the consumer electronics and personal computers industries, including the growth of mobile computing devices such as smartphones and tablets with touch interfaces, or if significant demand for peripherals to use with tablets and other mobile devices with touch interfaces does not develop; if there is a deterioration of business and economic conditions in one or more

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of our sales regions or operating segments, or significant fluctuations in currency exchange rates; if the sales growth in emerging markets for our PC peripherals and other products does not increase as much as we expect; if our operational changes in our EMEA sales region are not completed when we expect, or do not result in the sales improvement in EMEA we expect; the adverse conclusion of one or more ongoing tax audits in various jurisdictions and a material assessment by a governing tax authority that adversely affects our profitability; competition in the video conferencing and communications industry, including from companies with significantly greater resources, sales and marketing organizations, installed base and name recognition; as well as those additional factors set forth in Logitech’s periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2011, our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011, and the Quarterly Report on Form 10-Q we intend to file for the fiscal quarter ended September 30, 2011, available at www.sec.gov. Logitech does not undertake to update any forward-looking statements, which speak as of their respective dates.

Logitech, the Logitech logo, and other Logitech marks are registered in Switzerland and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s Web site at www.logitech.com.

(LOGI - IR)

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LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

	Quarter Ended September 30,
CONSOLIDATED STATEMENTS OF OPERATIONS	2011	2010

Net sales	$589,204	$581,884
Cost of goods sold	390,783	364,950
Gross profit	198,421	216,934
% of net sales	33.7%	37.3%

Operating expenses:
Marketing and selling	107,446	97,412
Research and development	39,491	40,927
General and administrative	27,989	27,420
Total operating expenses	174,926	165,759

Operating income	23,495	51,175

Interest income, net	601	635
Other expense, net	(1,763)	(1,794)

Income before income taxes	22,333	50,016
Provision for income taxes	4,888	8,856

Net income	$17,445	$41,160

Shares used to compute net income per share:
Basic	176,878	176,359
Diluted	177,277	177,958
Net income per share:
Basic	$0.10	$0.23
Diluted	$0.10	$0.23

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

	Six Months Ended September 30,
CONSOLIDATED STATEMENTS OF OPERATIONS	2011	2010

Net sales	$1,069,645	$1,061,214
Cost of goods sold	745,617	675,251
Gross profit	324,028	385,963
% of net sales	30.3%	36.4%

Operating expenses:
Marketing and selling	207,239	188,889
Research and development	79,472	79,316
General and administrative	58,854	54,780
Total operating expenses	345,565	322,985

Operating income (loss)	(21,537)	62,978

Interest income, net	1,291	1,156
Other income, net	3,428	2

Income (loss) before income taxes	(16,818)	64,136
Provision (benefit) for income taxes	(4,657)	3,454

Net income (loss)	$(12,161)	$60,682

Shares used to compute net income (loss) per share:
Basic	178,111	175,921
Diluted	178,111	177,588
Net income (loss) per share:
Basic	$(0.07)	$0.34
Diluted	$(0.07)	$0.34

LOGITECH INTERNATIONAL S.A.

(In thousands) - Unaudited

CONSOLIDATED BALANCE SHEETS	September 30, 2011	March 31, 2011	September 30, 2010

Current assets
Cash and cash equivalents	$379,450	$477,931	$307,679
Accounts receivable	294,691	258,294	304,998
Inventories	325,053	280,814	343,021
Other current assets	85,004	59,347	63,482
Total current assets	1,084,198	1,076,386	1,019,180
Property, plant and equipment	78,416	84,160	91,122
Intangible assets
Goodwill	560,343	547,184	553,794
Other intangible assets	66,693	74,616	88,389
Other assets	74,053	79,210	66,877
Total assets	$1,863,703	$1,861,556	$1,819,362

Current liabilities
Accounts payable	$342,070	$298,160	$370,033
Accrued liabilities	187,017	172,560	198,727
Total current liabilities	529,087	470,720	568,760
Other liabilities	185,277	185,835	160,521
Total liabilities	714,364	656,555	729,281

Shareholders’ equity	1,149,339	1,205,001	1,090,081

Total liabilities and shareholders’ equity	$1,863,703	$1,861,556	$1,819,362

LOGITECH INTERNATIONAL S.A.

(In thousands) - Unaudited

	Six Months Ended September 30,
CONSOLIDATED STATEMENTS OF CASH FLOWS	2011	2010

Cash flows from operating activities:
Net income (loss)	$(12,161)	$60,682
Non-cash items included in net income (loss):
Depreciation	24,593	23,343
Amortization of other intangible assets	13,556	14,027
Inventory valuation adjustment	34,074	—
Share-based compensation expense	16,453	16,720
Gain on disposal of property and plant	(4,904)	(838)
Excess tax benefits from share-based compensation	(30)	(676)
Loss on cash surrender value of life insurance policies	—	169
Deferred income taxes and other	(8,554)	1,995
Changes in assets and liabilities:
Accounts receivable	(36,517)	(99,615)
Inventories	(59,589)	(129,497)
Other assets	(6,886)	(5,511)
Accounts payable	45,088	110,775
Accrued liabilities	(3,489)	13,316
Net cash provided by operating activities	1,634	4,890

Cash flows from investing activities:
Acquisitions and investments, net of cash acquired	(18,814)	(7,300)
Purchases of property, plant and equipment	(20,921)	(25,419)
Proceeds from sale of property and plant	4,904	2,688
Purchases of trading investments	(4,536)	—
Proceeds from sales of trading investments	4,522	—
Net cash used in investing activities	(34,845)	(30,031)

Cash flows from financing activities:
Purchases of treasury shares	(73,134)	—
Proceeds from sale of shares upon exercise of options and purchase rights	9,764	16,570
Tax withholdings related to net share settlements of restricted stock units	(185)	(223)
Excess tax benefits from share-based compensation	30	676
Net cash provided by (used in) financing activities	(63,525)	17,023

Effect of exchange rate changes on cash and cash equivalents	(1,745)	(4,147)
Net decrease in cash and cash equivalents	(98,481)	(12,265)
Cash and cash equivalents at beginning of period	477,931	319,944
Cash and cash equivalents at end of period	$379,450	$307,679

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

	Quarter Ended		Six Months Ended
	September 30,		September 30,
SUPPLEMENTAL FINANCIAL INFORMATION	2011	2010	2011	2010

Depreciation	$11,421	$11,005	$24,593	$23,343
Amortization of other intangible assets	6,926	7,116	13,556	14,027
Operating income (loss)	23,495	51,175	(21,537)	62,978
Operating income before depreciation and amortization	41,842	69,296	16,612	100,348
Capital expenditures	10,360	13,501	20,921	25,419

Net sales by channel:
Retail	$501,735	$489,721	$896,511	$883,587
OEM	50,261	60,850	99,439	119,186
LifeSize	37,208	31,313	73,695	58,441
Total net sales	$589,204	$581,884	$1,069,645	$1,061,214

Net retail sales by product family:
Retail - Pointing Devices	$148,386	$153,870	$280,448	$285,716
Retail - Keyboards & Desktops	109,325	94,507	203,921	169,788
Retail - Audio	130,815	119,965	212,379	215,611
Retail - Video	57,422	68,794	107,267	115,850
Retail - Gaming	29,152	21,207	52,545	36,658
Retail - Digital Home	26,635	31,378	39,951	59,964
Total net retail sales	$501,735	$489,721	$896,511	$883,587

	Quarter Ended		Six Months Ended
	September 30,		September 30,
Share-based Compensation Expense	2011	2010	2011	2010

Cost of goods sold	$950	$919	$2,110	$1,910
Marketing and selling	3,448	3,091	6,965	6,168
Research and development	1,754	1,776	3,562	3,552
General and administrative	586	2,472	3,816	5,090
Income tax benefit	(2,276)	(2,442)	(4,665)	(4,337)
Total share-based compensation expense after income taxes	$4,462	$5,816	$11,788	$12,383

Share-based compensation expense net of tax, per share (diluted)	$0.03	$0.03	$0.07	$0.07

Constant dollar sales (sales excluding impact of exchange rate changes)

We refer to our net sales excluding the impact of foreign currency exchange rates as constant dollar sales. Constant dollar sales are a non-GAAP financial measure, which is information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. GAAP. Our management uses these non-GAAP measures in its financial and operational decision-making, and believes these non-GAAP measures, when considered in conjunction with the corresponding GAAP measures, facilitate a better understanding of changes in net sales. Constant dollar sales are calculated by translating prior period sales in each local currency at the current period’s average exchange rate for that currency.